Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer
williamlowe@KEMET.com
864-963-6484

KEMET CORPORATION ANNOUNCES COMPLETION OF
TENDER OFFER FOR ITS 2.25% CONVERTIBLE SENIOR NOTES DUE 2026

Greenville, South Carolina (May 18, 2010) — KEMET Corporation (KEME.OB) today announced completion of KEMET’s tender offer for its 2.25% Convertible Senior Notes due 2026 (CUSIP Nos. 488360 AA6 and 488360 AB4) (the “Notes”), which expired at 11:59 p.m., New York City time on May 17, 2010 (the “Expiration Date”).

On May 18, 2010, KEMET accepted for purchase $40,500,000 in aggregate principal amount of outstanding Notes that were validly tendered and not validly withdrawn as of the Expiration Date, pursuant to the Offer to Purchase, dated April 20, 2010 (as amended and supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as amended from time to time, the “Letter of Transmittal”).

Based on final information provided to KEMET by D.F. King & Co., Inc., the information agent and depositary for the tender offer, $57,480,000 in aggregate principal amount of Notes, representing approximately 71 percent of the aggregate principal amount of the outstanding Notes prior to the expiration of the tender offer, were validly tendered and not validly withdrawn as of the Expiration Date. Because the aggregate principal amount of Notes tendered exceeded the maximum tender amount ($40,500,000 in aggregate principal amount) that KEMET was obligated to accept under the terms of the tender offer, the amount of Notes that the Company accepted from tendering holders was subject to proration. As a result, $40,500,000 in aggregate principal amount of Notes were accepted for purchase in the tender offer at a purchase price of $935 for each $1,000 principal amount of Notes purchased in the tender offer, plus accrued and unpaid interest to, but excluding, the date of payment for the Notes.

The aggregate consideration (including accrued and unpaid interest) for the accepted Notes, equal to $37,875,093.81, will be deposited with The Depository Trust Company on May 18, 2010 for delivery to the tendering holders.

BofA Merrill Lynch served as the dealer manager for the tender offer. D.F. King & Co., Inc. served as the information agent and depositary for the tender offer. Questions regarding the tender offer should be directed to BofA Merrill Lynch at 1-888-292-0070 (U.S. toll-free). Requests for the Offer to Purchase and other documents relating to the tender offer may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers only) or 1-800-714-3312 (U.S. toll-free).

About KEMET

KEMET Corporation (KEME.OB) applies world-class service and quality to deliver industry-leading, high-performance capacitance solutions to its customers around the world. KEMET offers the world’s most complete line of surface-mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A. Tel: 864.963.6300 Fax: 864.963.6306

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET Corporation’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) continued uncertainty of the economy could impact the Company’s ability to realize operating plans if the demand for the Company’s products declines and could adversely affect the Company’s liquidity and ability to continue to operate; (ii) adverse economic conditions could cause further reevaluation and the write down of long-lived assets; (iii) an increase in the cost or a decrease in  availability of the Company’s principal raw materials; (iv) changes in  competitive environment of the Company; (v) economic, political, or regulatory changes in the countries in which the Company operates; (vi) difficulties, delays or unexpected costs in completing  restructuring plan of the Company; (vii) the ability to attract, train and retain effective employees and management; (viii) the ability to develop innovative products to maintain customer relationships; (ix) the impact of environmental issues, laws, and regulations; (x) volatility of financial and credit markets which would affect the Company’s access to capital; (xi) increased difficulty or expense in accessing capital because of the delisting of the Company’s common stock from the New York Stock Exchange (“NYSE”); (xii) exposure to foreign exchange (gains) and losses; (xiii) need to reduce costs to offset downward price trends; (xiv) potential limitation on use of net operating losses to offset possible future taxable income; (xv) dilution as a result of the warrant held by K Equity, LLC; (xvi) exercise of the warrant by K Equity, LLC may result in the existence of a controlling stockholder; and (xvii) certain of the Company’s capacitors are incorporated into products used in heavily regulated industries.

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